Western Alliance Bancorporation
One East Washington Street
Phoenix, AZ 85004
www.westernalliancebancorporation.com

PHOENIX--(BUSINESS WIRE)--July 16, 2020

SECOND QUARTER 2020 FINANCIAL RESULTS

Net income	Earnings per share	PPNR[1]	Net Interest Margin	Efficiency ratio	Book value per common share
$93.3 million	$0.93	$204.9 million	4.19%	35.1%	$30.76
		$194.7 million, excluding non-operating items		36.3%[1], excluding non-operating items	$27.84[1], excluding goodwill and intangibles

CEO COMMENTARY:
“Western Alliance’s second quarter results reflect the drive, passion and agility of its people to persevere in challenging times,” said Kenneth A. Vecchione, President and Chief Executive Officer. He continued, “Net income of $93.3 million and earnings per share of $0.93 both increased over 10% from the first quarter despite a $40.8 million increase in the provision for credit losses from the prior quarter. Operating pre-provision net revenue[1], which supports capital and growth flexibility, continues to rise, up 19% and 28% from the prior quarter and prior year, respectively. Under the Payroll Protection Program, Western Alliance helped more than 4,700 clients secure loans totaling $1.9 billion, which was the primary driver of the Company’s $1.9 billion in loan growth in the quarter. Loan growth was remarkably outpaced by deposit growth of $2.7 billion during the quarter, which includes approximately $1.1 billion in deposits related to loans originated under the PPP. Asset quality continues to be a focus as we saw marginal increases in net charge-offs and grew our allowance for credit losses to total loans to 1.39%.”

LINKED-QUARTER BASIS	YEAR-OVER-YEAR

The Company's second quarter 2020 financial results continue to be affected by the current economic environment resulting from the COVID-19 pandemic, which contributed to the $92.0 million provision for credit losses recognized during the quarter under the new current expected credit losses (CECL) accounting standard. Refer to page 6 for further discussion of the impact on the Company's financial statements upon adoption of CECL. Further, the Company temporarily suspended its share repurchase program in mid-April. However, prior to this decision, the Company repurchased 297,000 shares of its common stock at a weighted average price of $30.73.

FINANCIAL HIGHLIGHTS:
▪Net income of $93.3 million and earnings per share of $0.93, compared to $84.0 million and $0.83, respectively
▪Net operating revenue1 of $309.5 million, an increase of 8.5%, or $24.1 million, compared to a decrease in operating non-interest expenses1 of 5.8%, or $7.1 million
▪Operating pre-provision net revenue1 of $194.7 million, up $31.3 million from $163.4 million
▪Effective tax rate of 17.36%, compared to 18.06%
▪Net income of $93.3 million and earnings per share of $0.93, down 24.1% and 21.8%, from $122.9 million and $1.19, respectively
▪Net operating revenue1 of $309.5 million, an increase of 15.8%, or $42.1 million, compared to operating non-interest expenses1 flat at $114.8 million
▪Operating pre-provision net revenue1 of $194.7 million, up $42.2 million from $152.5 million
▪Effective tax rate of 17.36%, compared to 16.76%

FINANCIAL POSITION RESULTS:
▪Total loans of $25.0 billion, up $1.9 billion, or 32.2% annualized
▪Total deposits of $27.5 billion, up $2.7 billion, or 43.7% annualized
▪Stockholders' equity of $3.1 billion, up $103 million
▪Increase in total loans of $5.8 billion, or 30.0%
▪Increase in total deposits of $6.1 billion, or 28.5%
▪Increase in stockholders' equity of $251 million

LOANS AND ASSET QUALITY:
▪Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.47%, compared to 0.33%
▪Annualized net loan charge-offs (recoveries) to average loans outstanding of 0.09%, compared to (0.06)%
▪Nonperforming assets to total assets of 0.47%, compared to 0.27%
▪Annualized net loan charge-offs (recoveries) to average loans outstanding of 0.09%, compared to 0.03%

KEY PERFORMANCE METRICS:
▪Net interest margin of 4.19%, compared to 4.22%
▪Return on average assets and on tangible common equity1 of 1.22% and 13.60%, compared to 1.22% and 12.18%, respectively
▪Tangible common equity ratio1 of 8.9%, compared to 9.4%
▪Tangible book value per share1, net of tax, of $27.84, an increase of 4.2% from $26.73
▪Operating efficiency ratio1 of 36.3%, compared to 41.8%
▪Net interest margin of 4.19%, compared to 4.59%
▪Return on average assets and on tangible common equity1 of 1.22% and 13.60%, compared to 2.05% and 19.72%, respectively
▪Tangible common equity ratio1 of 8.9%, compared to 10.2%
▪Tangible book value per share1, net of tax, of $27.84, an increase of 12.9% from $24.65
▪Operating efficiency ratio1 of 36.3%, compared to 42.0%
1  See reconciliation of Non-GAAP Financial Measures beginning on page 21.

Impact of and Response to the COVID-19 Pandemic
In response to the COVID-19 pandemic, the Company has focused first on the well-being of its people, customers and communities. Preventative health measures were put in place and the majority of employees worked remotely for the majority of the second quarter. The Company also established social distancing precautions for all employees in the office and customers visiting branches, preventative cleaning at offices and branches, and eliminated business related travel. Towards the end of the second quarter, the Company began returning employees to the office pursuant to new health and safety procedures and in accordance with guidance from the CDC and local authorities, including regular symptom checks, requiring face cloth coverings, increasing physical space between employees, staggering employee shifts and alternating schedules for employees in the workplace, and requiring employees with COVID-19 related symptoms or exposure to quarantine away from the office. The Company implemented business continuity measures as necessary throughout the pandemic, including establishing a cross-functional COVID-19 team, monitoring potential business interruptions, making improvements to our remote working technology, and conducting regular discussions with our technology vendors.
The Company has taken measures both to support customers affected by the pandemic and to maintain strong asset quality, including:
•helping business customers through the Paycheck Protection Program ("PPP") and other loan products;
•implementing a broad-based risk management strategy to manage credit segments on a real-time basis;
•tightened underwriting standards;
•monitoring portfolio risk and related mitigation strategies by segments;
•placing limits on originations to higher risk industries and customers including, but not limited to, transportation, travel, hospitality, entertainment, and retail;
•contacting customers in order to assess credit situations and needs and develop long-term contingency financial plans; and
•offering flexible repayment options to current customers and a streamlined loan modification process, when appropriate.
The continued decline in macroeconomic inputs resulting from the COVID-19 pandemic relative to March 31, 2020 contributed to the $92.0 million provision for credit losses recognized during the quarter under the CECL accounting standard adopted by the Company on January 1, 2020.  Continued uncertainty regarding the severity and duration of the pandemic and related economic effects will continue to affect the accounting for credit losses under the new standard.
While the Company does not anticipate any need for additional liquidity, in response to the economic uncertainty, the Company has taken additional actions to ensure the strength of its liquidity position. These actions include issuance of $225 million in subordinated debt at the bank, establishing a Federal Reserve lending facility in connection with funding loans to small and medium-sized businesses, and temporarily suspending stock repurchases.  The Company's capital ratios remained strong as of June 30, 2020, with a tangible common equity to total assets ratio1 of 8.9%.

Income Statement
Net interest income was $298.4 million in the second quarter 2020, an increase of $29.4 million from $269.0 million in the first quarter 2020, and an increase of $43.7 million, or 17.2%, compared to the second quarter 2019.
Provision for credit losses2 was $92.0 million in the second quarter 2020, an increase of $40.8 million from $51.2 million in the first quarter 2020, and an increase of $85.0 million from $7.0 million in the second quarter 2019. The significant increase in the provision for credit losses during the second quarter 2020 is due to worsening of economic assumptions relative to March 31, 2020, as well as increases in net charge-offs and specific loan reserves. The CECL standard, adopted by the Company in the first quarter of 2020, changes the methodology for estimating credit losses on financial instruments from an incurred loss model to an expected total loss model. This results in the recognition of expected losses over the life of loans at the time that the loan is originated, rather than after a loss has been incurred, which results in an acceleration in the timing of loss recognition. Further, as the Company's CECL models incorporate historical experience, current conditions, and reasonable and supportable forecasts in measuring expected credit losses, the current uncertainty in the overall economy has also contributed to an increased provision for credit losses for the first half of 2020.
The Company’s net interest margin in the second quarter 2020 was 4.19%, a decrease from 4.22% in the first quarter 2020 and from 4.59% in the second quarter 2019. The decrease in NIM from the prior periods is primarily a result of decreased yields on loans, partially offset by lower rates on deposits and interest expense on borrowings.
Operating non-interest income1 was $11.1 million for the second quarter 2020, compared to $16.3 million for the first quarter 2020, and $12.6 million for the second quarter 2019.
Net operating revenue1 was $309.5 million for the second quarter 2020, an increase of $24.1 million, compared to $285.4 million for the first quarter 2020, and an increase of $42.1 million, or 15.8%, compared to $267.3 million for the second quarter 2019.
Operating non-interest expense1 was $114.8 million for the second quarter 2020, compared to $121.9 million for the first quarter 2020, and $114.9 million for the second quarter 2019. The Company’s operating efficiency ratio1 was 36.3% for the second quarter 2020, compared to 41.8% in the first quarter 2020, and 42.0% for the second quarter 2019.
Income tax expense was $19.6 million for the second quarter 2020, compared to $18.5 million for the first quarter 2020, and $24.8 million for the second quarter 2019. The increase in income tax expense from the prior quarter is primarily the result of an increase in pre-tax income during the second quarter 2020 and tax expense associated with a surrender of bank owned life insurance, partially offset by a marginal decrease in the effective tax rate.
Net income was $93.3 million for the second quarter 2020, an increase of $9.3 million from $84.0 million for the first quarter 2020, and a decrease of $29.7 million, or 24.1%, from $122.9 million for the second quarter 2019. Earnings per share was $0.93 for the second quarter 2020, compared to $0.83 for the first quarter 2020, and $1.19 for the second quarter 2019. As discussed above, the decrease in net income and earnings per share for the second quarter 2020 compared to the same period in 2019 was driven by the increase in the provision for credit losses.
The Company views its operating pre-provision net revenue1 ("PPNR") as a key metric for assessing the Company’s earnings power, which it defines as net operating revenue less operating non-interest expense. For the second quarter 2020, the Company’s operating PPNR1 was $194.7 million, up $31.3 million from $163.4 million in the first quarter 2020, and up $42.2 million from $152.5 million in the second quarter 2019. Non-operating income1 for the second quarter 2020 consisted of a $5.6 million gain related to the surrender and purchase of bank owned life insurance, a net fair value gain adjustment on assets measured at fair value of $4.4 million, which predominately relates to valuation increases on preferred stock holdings of other banking companies, and a net gain on sales of investment securities of $0.2 million. Non-operating expense1 items for the second quarter 2020 were not significant.
The Company had 1,851 full-time equivalent employees and 47 offices at June 30, 2020, compared to 1,858 employees and 47 offices at March 31, 2020, and 1,806 employees and 47 offices at June 30, 2019.

1 See reconciliation of Non-GAAP Financial Measures beginning on page 21.
2 Upon adoption of CECL on January 1, 2020, Provision for credit losses has been modified to also include amounts related to unfunded loan commitments and investment securities. Prior period amounts have been restated to conform to the current presentation.

Balance Sheet
Gross loans totaled $25.0 billion at June 30, 2020, an increase of $1.9 billion from $23.2 billion at March 31, 2020, and an increase of $5.8 billion from $19.3 billion at June 30, 2019. The increase from the prior quarter was driven by loans originated under the PPP, which totaled $1.7 billion as of June 30, 2020. By loan type, the largest increases from the prior quarter include $1.6 billion in commercial and industrial loans, $165 million in residential real estate loans, and $138 million in construction and land development loans. From June 30, 2019, the largest increases in the loan balance were driven by commercial and industrial loans of $4.3 billion, residential real estate loans of $825 million, and CRE non-owner occupied loans of $659 million. The Company's allowance for credit losses on loans consists of an allowance for funded loans and an allowance for unfunded loan commitments. At June 30, 2020, the allowance for loan losses to loans held for investment was 1.24%, compared to 1.02% at March 31, 2020, and 0.83% at June 30, 2019. The allowance for credit losses, which includes the allowance for unfunded loan commitments, to loans held for investment was 1.39% at June 30, 2020, compared to 1.14% at March 31, 2020, and 0.88% at June 30, 2019.
Deposits totaled $27.5 billion at June 30, 2020, an increase of $2.7 billion from $24.8 billion at March 31, 2020, and an increase of $6.1 billion from $21.4 billion at June 30, 2019. Deposits generated from loans originated under the PPP totaled $1.1 billion as of June 30, 2020. By deposit type, the largest increases from the prior quarter include $2.3 billion from non-interest bearing demand deposits and $845 million from savings and money market accounts. These increases were offset by decreases in certificates of deposit of $410 million and interest bearing demand deposits of $71 million. From June 30, 2019, deposits increased across most deposit types, with increases in non-interest bearing demand deposits of $3.6 billion, savings and money market accounts of $1.9 billion, and interest-bearing demand deposits of $1.0 billion. These increases were partially offset by a decrease in certificates of deposit of $361 million. Non-interest bearing deposits were $12.2 billion at June 30, 2020, compared to $9.9 billion at March 31, 2020, and $8.7 billion at June 30, 2019.
The table below shows the Company's deposit types as a percentage of total deposits:

	Jun 30, 2020	Dec 31, 2019	Jun 30, 2019
Non-interest bearing deposits	44.4%	39.8%	40.5%
Savings and money market balances	35.7	36.2	36.8
Interest-bearing demand deposits	12.7	14.4	11.8
Certificates of deposit	7.2	9.6	10.9
The Company’s ratio of loans to deposits was 90.9% at June 30, 2020, compared to 93.3% at March 31, 2020, and 89.8% at June 30, 2019.
Borrowings were $10 million at June 30, 2020, compared to $308 million at March 31, 2020, and zero at June 30, 2019. The decrease in borrowings from March 31, 2020 is due to a decrease in federal funds purchased.
Qualifying debt totaled $618 million at June 30, 2020, compared to $390 million at March 31, 2020, and $387 million at June 30, 2019. The increase in qualifying debt is due to the issuance of $225 million in subordinated debt in May 2020.
Stockholders’ equity was $3.1 billion at June 30, 2020, compared to $3.0 billion at March 31, 2020, and $2.9 billion at June 30, 2019. The increase in stockholders' equity from June 30, 2019 is primarily a function of net income, partially offset by share repurchases and dividends to shareholders as well as the adoption impact of CECL. Under the Company's common stock repurchase program, the Company is authorized to repurchase up to $250 million of its shares of common stock through December 31, 2020. During the second quarter 2020, the Company paused its stock repurchase program. Prior to this decision, the Company repurchased 297,000 shares of its common stock through April 17, 2020. Shares were repurchased at a weighted average price of $30.73, for a total of $9.1 million. During the second quarter 2020, the Company's Board of Directors approved a cash dividend of $0.25 per share. The dividend payment to shareholders totaled $25.2 million, and was paid on May 29, 2020.
At June 30, 2020, tangible common equity, net of tax, was 8.9% of tangible assets1 and total capital was 13.4% of risk-weighted assets. The Company’s tangible book value per share1 was $27.84 at June 30, 2020, up 12.9% from June 30, 2019.
Total assets increased 9.4% to $31.9 billion at June 30, 2020, from $29.2 billion at March 31, 2020, and increased 26.0% from $25.3 billion at June 30, 2019. The increase in total assets from the prior year was driven by organic loan and deposit growth, bolstered by participation in the PPP.
Asset Quality
The provision for credit losses increased to $92.0 million for the second quarter 2020, compared to $51.2 million for the first quarter 2020, and $7.0 million for the second quarter 2019. Net loan charge-offs (recoveries) in the second quarter 2020 were $5.5 million, or 0.09% of average loans (annualized), compared to $(3.2) million, or (0.06)%, in the first quarter 2020, and $1.6 million, or 0.03%, in the second quarter 2019.
Nonaccrual loans increased $53.1 million to $139.7 million during the quarter and increased $87.9 million from June 30, 2019. Loans past due 90 days and still accruing were zero at June 30, 2020, March 31, 2020, and June 30, 2019. Loans past due 30-89 days and still accruing interest totaled $9.3 million at June 30, 2020, a decrease from $38.5 million at March 31, 2020, and a decrease from $9.7 million at June 30, 2019.
Repossessed assets totaled $9.4 million at June 30, 2020, a decrease of $1.2 million from $10.6 million at March 31, 2020, and a decrease of $8.3 million from $17.7 million at June 30, 2019. Adversely graded loans and non-performing assets totaled $694.0 million at June 30, 2020, an increase of $342.8 million from $351.3 million at March 31, 2020, and $295.0 million from $399.0 million at June 30, 2019.
The ratio of classified assets to Tier 1 capital plus the allowance for credit losses, a common regulatory measure of asset quality, was 9.5% at June 30, 2020, compared to 8.2% at March 31, 2020, and 7.8% at June 30, 2019.
1  See reconciliation of Non-GAAP Financial Measures beginning on page 21.

Segment Highlights
The Company's reportable segments are aggregated primarily based on geographic location, services offered, and markets served. The Company's regional segments, which include Arizona, Nevada, Southern California, and Northern California, provide full service banking and related services to their respective markets. The operations from the regional segments correspond to the following banking divisions: Alliance Bank of Arizona, Bank of Nevada and First Independent Bank, Torrey Pines Bank, and Bridge Bank.
The Company's National Business Lines ("NBL") segments provide specialized banking services to niche markets. The Company's NBL reportable segments include Homeowner Associations ("HOA") Services, Hotel Franchise Finance ("HFF"), Public & Nonprofit Finance, Technology & Innovation, and Other NBLs. These NBLs are managed centrally and are broader in geographic scope than our other segments, though still predominately located within our core market areas.
The Corporate & Other segment consists of the Company's investment portfolio, Corporate borrowings and other related items, income and expense items not allocated to our other reportable segments, and inter-segment eliminations.
Key management metrics for evaluating the performance of the Company's Arizona, Nevada, Southern California, Northern California, and NBL segments include loan and deposit growth, asset quality, and pre-tax income.
The regional segments reported gross loan balances of $11.2 billion at June 30, 2020, an increase of $1.2 billion during the quarter, and an increase of $1.7 billion during the last twelve months. The growth in loans during the quarter was spread across all regional segments, with increases in Nevada, Arizona, Northern California, and Southern California segments of $392 million, $376 million, $319 million, and $160 million, respectively. During the last twelve months, each of the regional segments reported loan growth, with increases in Nevada, Northern California, Arizona, and Southern California segments of $593 million, $553 million, $400 million, and $166 million, respectively. Total deposits for the regional segments were $18.0 billion, an increase of $1.7 billion during the quarter, and an increase of $3.2 billion during the last twelve months. The increase in deposits during the quarter was driven by the Arizona, Nevada, and Northern California segments, with deposit increases of $1.1 billion, $401 million, and $217 million, respectively. The growth in deposits over the last twelve months was spread across all regional segments with increases in the Arizona, Northern California, Southern California, and Nevada segments of $1.5 billion, $717 million, $488 million, and $457 million, respectively.
Pre-tax income for the regional segments was $82.8 million for the three months ended June 30, 2020, a decrease of $6.2 million from the three months ended March 31, 2020, and a decrease of $14.1 million from the three months ended June 30, 2019. The decline in pre-tax income during the quarter was spread across the majority of regional segments, with decreases in the Southern California, Arizona, and Nevada segments of $6.8 million, $1.7 million, and $1.8 million, respectively. These decreases were partially offset by an increase in the Northern California segment of $4.0 million. Pre-tax income from the three months ended June 30, 2019 also declined in the Southern California, Arizona, and Nevada segments, with decreases of $9.3 million, $2.4 million, and $3.0 million, respectively. These decreases were partially offset by an increase in the Northern California segment of $0.6 million. For the six months ended June 30, 2020, the regional segments reported total pre-tax income of $171.8 million, a decrease of $13.4 million compared to the six months ended June 30, 2019. The decrease was spread across all of the regional segments, with decreases in Southern California, Arizona, Northern California, and Nevada of $10.5 million, $0.1 million, $1.6 million, and $1.2 million, respectively.
The NBL segments reported gross loan balances of $13.8 billion at June 30, 2020, an increase of $620 million during the quarter, and an increase of $4.1 billion during the last twelve months. Each of the NBL segments reported loan growth, with the largest increases in the Other NBLs and Technology & Innovation segments of $335 million and $153 million, respectively. During the last twelve months, each of the NBL segments reported loan growth, with the Other NBLs, Technology & Innovation, and HFF segments contributing the largest increases of $2.6 billion, $960 million, and $388 million, respectively. Total deposits for the NBL segments were $8.2 billion, an increase of $414 million during the quarter, and an increase of $2.2 billion during the last twelve months. The increase in deposits from the prior quarter is primarily attributable to the Technology & Innovation and HOA Services segments, which increased deposits by $262 million and $136 million, respectively. The increase in deposits of $2.2 billion during the last twelve months is also attributable to growth in the Technology & Innovation and HOA Services segments of $1.6 billion and $628 million, respectively.
Pre-tax income for the NBL segments was $74.8 million for the three months ended June 30, 2020, an increase of $27.0 million from the three months ended March 31, 2020, and an increase of $14.7 million from the three months ended June 30, 2019. The increase in pre-tax income from the prior quarter was driven by increases in the Other NBLs, Technology & Innovation, and HOA Services segments of $27.7 million, $10.2 million, and $4.6 million, respectively. These increases were partially offset by decreases in the HFF and Public & Nonprofit segments of $13.6 million and $1.9 million, respectively. The drivers of the increase in pre-tax income from the same period in the prior year were the Other NBLs, Tech & Innovation, and HOA Services segments, which had increases of $26.8 million, $5.2 million, and $3.7 million, respectively. These increases were partially offset by decreases in pre-tax income for the HFF and Public & Nonprofit segments of $18.9 million and $2.2 million, respectively. Pre-tax income for the NBL segments for the six months ended June 30, 2020 totaled $122.7 million, an increase of $3.2 million compared to the six months ended June 30, 2019. The Other NBLs and HOA Services segments each reported an increase in pre-tax income of $29.7 million and $3.0 million, respectively. These increases in pre-tax income were offset by decreases in the HFF, Tech & Innovation, and Public & Nonprofit segments of $23.4 million, $3.5 million, and $2.6 million, respectively.

Conference Call and Webcast
Western Alliance Bancorporation will host a conference call and live webcast to discuss its second quarter 2020 financial results at 12:00 p.m. ET on Friday, July 17, 2020. Participants may access the call by dialing 1-888-317-6003 and using passcode 5498595 or via live audio webcast using the website link https://services.choruscall.com/links/wal200717.html. The webcast is also available via the Company’s website at www.westernalliancebancorporation.com. Participants should log in at least 15 minutes early to receive instructions. The call will be recorded and made available for replay after 2:00 p.m. ET July 17th through 9:00 a.m. ET August 17th by dialing 1-877-344-7529 passcode: 10146019.
Reclassifications
Certain amounts in the Consolidated Income Statements for the prior periods have been reclassified to conform to the current presentation. The reclassifications have no effect on net income or stockholders’ equity as previously reported.
Use of Non-GAAP Financial Information
This press release contains both financial measures based on GAAP and non-GAAP based financial measures, which are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Adoption of Accounting Standards
During the first quarter of 2020, the Company adopted the Accounting Standards Updates ("ASU") related to credit losses, which include ASU 2016-13, Measurement of Credit Losses on Financial Instruments, ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, ASU 2019-05, Financial Instruments - Credit Losses, and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments—Credit Losses.
The new standards significantly change the impairment model for most financial assets that are measured at amortized cost, including off-balance sheet credit exposures, from an incurred loss model to an expected loss model. The amendments in ASU 2016-13 require that an organization measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The Company adopted the amendments within ASU 2016-13 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. The Company recorded a cumulative effect adjustment to retained earnings, which resulted in a total decrease to retained earnings of $24.9 million as of January 1, 2020. This adjustment was due primarily to expected total losses under the new model in the Company's loan portfolio and its off-balance sheet credit exposures.
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding our expectations with regard to our business, financial and operating results, future economic performance and dividends, and the impact of the COVID-19 pandemic and related economic conditions. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, among others: the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes including in response to the COVID-19 pandemic such as the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) and the rules and regulations that may be promulgated thereunder; or changes in accounting principles, policies or guidelines (including changes related to CECL); supervisory actions by regulatory agencies which may limit our ability to pursue certain growth opportunities, including expansion through acquisitions; additional regulatory requirements resulting from our continued growth; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.
Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements, whether written or oral, that may be made from time to time, set forth in this press release to reflect new information, future events or otherwise.
About Western Alliance Bancorporation
With more than $30 billion in assets, Western Alliance Bancorporation (NYSE:WAL) is one of the country’s top-performing banking companies. The company has ranked in the top 10 on the Forbes “Best Banks in America” list for five consecutive years, 2016-2020, and was named #1 best-performing of the 50 largest public U.S. banks for 2019 by S&P Global Market Intelligence. Its primary subsidiary, Western Alliance Bank, Member FDIC, helps business clients realize their ambitions with local teams of experienced bankers who deliver superior service and a full spectrum of customized loan, deposit and treasury management capabilities. Business clients also benefit from a powerful array of specialized financial services that provide strong expertise and tailored solutions for a wide variety of industries and sectors. A national presence with a regional footprint, Western Alliance Bank operates individually branded, full-service banking divisions and has offices in key markets nationwide. For more information, visit westernalliancebank.com.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Selected Balance Sheet Data:
				As of June 30,
				2020	2019	Change %
				(in millions)
Total assets				$31,906.4	$25,314.8	26.0%
Gross loans, net of deferred fees				25,029.4	19,250.3	30.0
Securities and money market investments				4,193.8	3,870.1	8.4
Total deposits				27,544.6	21,439.9	28.5
Qualifying debt				617.7	387.2	59.5
Stockholders' equity				3,102.4	2,851.3	8.8
Tangible common equity, net of tax (1)				2,807.4	2,555.0	9.9

Selected Income Statement Data:
	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2020	2019	Change %	2020	2019	Change %
	(in thousands, except per share data)			(in thousands, except per share data)
Interest income	$318,238	$302,848	5.1%	$625,454	$594,016	5.3%
Interest expense	19,838	48,167	(58.8)	58,034	91,999	(36.9)
Net interest income	298,400	254,681	17.2	567,420	502,017	13.0
Provision for credit losses	92,000	6,964	NM	143,176	11,500	NM
Net interest income after provision for credit losses	206,400	247,717	(16.7)	424,244	490,517	(13.5)
Non-interest income	21,270	14,218	49.6	26,379	29,628	(11.0)
Non-interest expense	114,799	114,249	0.5	235,280	226,127	4.0
Income before income taxes	112,871	147,686	(23.6)	215,343	294,018	(26.8)
Income tax expense	19,599	24,750	(20.8)	38,107	50,286	(24.2)
Net income	$93,272	$122,936	(24.1)	$177,236	$243,732	(27.3)
Diluted earnings per share	$0.93	$1.19	(21.8)	$1.76	$2.34	(24.8)

(1) See Reconciliation of Non-GAAP Financial Measures.
NM Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Common Share Data:
	At or For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2020	2019	Change %	2020	2019	Change %
Diluted earnings per share	$0.93	$1.19	(21.8)%	$1.76	$2.34	(24.8)%
Book value per common share	30.76	27.51	11.8
Tangible book value per share, net of tax (1)	27.84	24.65	12.9
Average shares outstanding (in thousands):
Basic	99,792	103,019	(3.1)	100,560	103,523	(2.9)
Diluted	99,993	103,501	(3.4)	100,834	103,985	(3.0)
Common shares outstanding	100,849	103,654	(2.7)

Selected Performance Ratios:
Return on average assets (2)	1.22%	2.05%	(40.5)%	1.22%	2.08%	(41.3)%
Return on average tangible common equity (1, 2)	13.60	19.72	(31.0)	12.89	20.10	(35.9)
Net interest margin (2)	4.19	4.59	(8.7)	4.20	4.65	(9.7)
Operating efficiency ratio - tax equivalent basis (1)	36.28	41.99	(13.6)	38.92	42.01	(7.4)
Loan to deposit ratio	90.87	89.79	1.2

Asset Quality Ratios:
Net charge-offs (recoveries) to average loans outstanding (2)	0.09%	0.03%	NM	0.02%	0.03%	(33.3)
Nonaccrual loans to funded loans	0.56	0.27	NM
Nonaccrual loans and repossessed assets to total assets	0.47	0.27	74.1
Allowance for loan losses to funded loans	1.24	0.83	49.4
Allowance for loan losses to nonaccrual loans	222.26	309.52	(28.2)

Capital Ratios:
	Jun 30, 2020	Mar 31, 2020	Jun 30, 2019
Tangible common equity (1)	8.9%	9.4%	10.2%
Common Equity Tier 1 (3)	10.2	10.0	10.6
Tier 1 Leverage ratio (3)	9.5	10.2	11.0
Tier 1 Capital (3)	10.5	10.3	10.9
Total Capital (3)	13.4	12.3	12.9

(1) See Reconciliation of Non-GAAP Financial Measures.
(2) Annualized on an actual/actual basis for periods less than 12 months.
(3) Capital ratios for June 30, 2020 are preliminary.
NM Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Condensed Consolidated Income Statements
Unaudited
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(dollars in thousands, except per share data)
Interest income:
Loans	$289,576	$270,349	$566,462	$529,167
Investment securities	28,254	28,900	55,621	58,034
Other	408	3,599	3,371	6,815
Total interest income	318,238	302,848	625,454	594,016
Interest expense:
Deposits	15,005	41,888	47,521	77,676
Qualifying debt	4,712	6,008	9,961	12,113
Borrowings	121	271	552	2,210
Total interest expense	19,838	48,167	58,034	91,999
Net interest income	298,400	254,681	567,420	502,017
Provision for credit losses (1)	92,000	6,964	143,176	11,500
Net interest income after provision for credit losses	206,400	247,717	424,244	490,517
Non-interest income:
Income from bank owned life insurance	6,670	978	7,632	1,959
Service charges and fees	5,130	5,821	11,534	11,233
Income from equity investments	1,311	868	5,077	2,877
Card income	1,178	1,625	2,895	3,466
Foreign currency income	1,159	1,148	2,487	2,243
Lending related income and gains (losses) on sale of loans, net	719	553	1,367	804
Gain (loss) on sales of investment securities	158	—	230	—
Fair value gain (loss) adjustments on assets measured at fair value, net	4,432	1,572	(6,868)	4,406
Other	513	1,653	2,025	2,640
Total non-interest income	21,270	14,218	26,379	29,628
Non-interest expenses:
Salaries and employee benefits	69,634	65,794	141,698	134,350
Legal, professional, and directors' fees	10,669	11,105	21,071	18,637
Data processing	8,577	6,793	17,180	13,468
Occupancy	8,101	7,761	16,326	15,988
Deposit costs	3,514	7,669	10,852	13,393
Insurance	3,444	2,811	6,442	5,620
Loan and repossessed asset expenses	2,047	1,460	3,509	3,466
Marketing	869	1,057	1,773	1,798
Business development	831	1,444	3,112	3,529
Card expense	383	710	1,126	1,344
Intangible amortization	374	387	747	774
Net (gain) loss on sales and valuations of repossessed and other assets	(6)	(620)	(1,458)	(523)
Other	6,362	7,878	12,902	14,283
Total non-interest expense	114,799	114,249	235,280	226,127
Income before income taxes	112,871	147,686	215,343	294,018
Income tax expense	19,599	24,750	38,107	50,286
Net income	$93,272	$122,936	$177,236	$243,732

Earnings per share:
Diluted shares	99,993	103,501	100,834	103,985
Diluted earnings per share	$0.93	$1.19	$1.76	$2.34

(1) Upon adoption of CECL on January 1, 2020, provision for credit losses has been modified to also include amounts related to unfunded loan commitments and investment securities. Prior period amounts have been restated to conform to the current presentation.

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Income Statements
Unaudited
	Three Months Ended
	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019
	(in thousands, except per share data)
Interest income:
Loans	$289,576	$276,886	$284,971	$278,932	$270,349
Investment securities	28,254	27,367	28,194	29,660	28,900
Other	408	2,963	2,255	7,016	3,599
Total interest income	318,238	307,216	315,420	315,608	302,848
Interest expense:
Deposits	15,005	32,516	37,374	43,354	41,888
Qualifying debt	4,712	5,249	5,492	5,785	6,008
Borrowings	121	431	581	47	271
Total interest expense	19,838	38,196	43,447	49,186	48,167
Net interest income	298,400	269,020	271,973	266,422	254,681
Provision for credit losses (1)	92,000	51,176	3,964	3,803	6,964
Net interest income after provision for credit losses	206,400	217,844	268,009	262,619	247,717
Non-interest income:
Income from bank owned life insurance	6,670	962	963	979	978
Service charges and fees	5,130	6,404	6,233	5,888	5,821
Income from equity investments	1,311	3,766	1,671	3,742	868
Card income	1,178	1,717	1,784	1,729	1,625
Foreign currency income	1,159	1,328	1,423	1,321	1,148
Lending related income and gains (losses) on sale of loans, net	719	648	1,815	539	553
Gain (loss) on sales of investment securities	158	72	—	3,152	—
Fair value gain (loss) adjustments on assets measured at fair value, net	4,432	(11,300)	491	222	1,572
Other	513	1,512	1,647	1,869	1,653
Total non-interest income	21,270	5,109	16,027	19,441	14,218
Non-interest expenses:
Salaries and employee benefits	69,634	72,064	73,946	70,978	65,794
Legal, professional, and directors' fees	10,669	10,402	10,124	8,248	11,105
Data processing	8,577	8,603	10,014	7,095	6,793
Occupancy	8,101	8,225	8,256	8,263	7,761
Deposit costs	3,514	7,338	6,789	11,537	7,669
Insurance	3,444	2,998	3,233	3,071	2,811
Loan and repossessed asset expenses	2,047	1,462	2,152	1,953	1,460
Marketing	869	904	1,559	842	1,057
Business development	831	2,281	2,071	1,443	1,444
Card expense	383	743	454	548	710
Intangible amortization	374	373	386	387	387
Net (gain) loss on sales and valuations of repossessed and other assets	(6)	(1,452)	962	3,379	(620)
Other	6,362	6,540	9,789	8,408	7,878
Total non-interest expense	114,799	120,481	129,735	126,152	114,249
Income before income taxes	112,871	102,472	154,301	155,908	147,686
Income tax expense	19,599	18,508	26,236	28,533	24,750
Net income	$93,272	$83,964	$128,065	$127,375	$122,936

Earnings per share:
Diluted shares	99,993	101,675	102,138	102,451	103,501
Diluted earnings per share	$0.93	$0.83	$1.25	$1.24	$1.19

(1) Upon adoption of CECL on January 1, 2020, provision for credit losses has been modified to also include amounts related to unfunded loan commitments and investment securities. Prior period amounts have been restated to conform to the current presentation.

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Balance Sheets
Unaudited
	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019
	(in millions)
Assets:
Cash and due from banks	$1,518.5	$415.7	$434.6	$872.1	$1,067.7
Securities and money market investments	4,193.8	4,355.3	4,036.6	4,148.1	3,870.1
Loans held for sale	20.2	20.9	21.8	21.8	—
Loans held for investment:
Commercial and industrial	12,756.8	11,204.3	9,382.0	8,707.8	8,454.2
Commercial real estate - non-owner occupied	5,344.3	5,292.7	5,245.6	5,031.3	4,685.5
Commercial real estate - owner occupied	2,257.1	2,289.0	2,316.9	2,299.8	2,254.1
Construction and land development	2,197.5	2,059.4	1,952.2	2,155.6	2,210.4
Residential real estate	2,404.8	2,239.7	2,147.7	1,862.5	1,580.1
Consumer	48.7	60.2	57.1	74.0	66.0
Gross loans, net of deferred fees	25,009.2	23,145.3	21,101.5	20,131.0	19,250.3
Allowance for credit losses	(310.5)	(235.3)	(167.8)	(165.0)	(160.4)
Loans, net	24,698.7	22,910.0	20,933.7	19,966.0	19,089.9
Premises and equipment, net	127.8	125.9	125.8	125.0	123.1
Operating lease right-of-use asset	70.3	72.3	72.6	74.5	71.1
Other assets acquired through foreclosure, net	9.4	10.6	13.9	15.5	17.7
Bank owned life insurance	174.9	175.0	174.0	173.1	172.1
Goodwill and other intangibles, net	296.9	297.2	297.6	298.0	298.4
Other assets	795.9	775.3	711.3	630.1	604.7
Total assets	$31,906.4	$29,158.2	$26,821.9	$26,324.2	$25,314.8
Liabilities and Stockholders' Equity:
Liabilities:
Deposits
Non-interest bearing demand deposits	$12,236.0	$9,886.5	$8,537.9	$8,755.7	$8,677.3
Interest bearing:
Demand	3,508.1	3,578.8	2,760.9	2,509.4	2,525.6
Savings and money market	9,823.2	8,978.1	9,120.7	9,058.4	7,898.3
Certificates of deposit	1,977.3	2,387.3	2,377.0	2,117.3	2,338.7
Total deposits	27,544.6	24,830.7	22,796.5	22,440.8	21,439.9
Customer repurchase agreements	25.4	23.0	16.7	15.0	13.9
Total customer funds	27,570.0	24,853.7	22,813.2	22,455.8	21,453.8
Borrowings	10.0	308.0	—	—	—
Qualifying debt	617.7	389.9	393.6	388.9	387.2
Operating lease liability	76.9	78.7	78.1	79.8	76.2
Accrued interest payable and other liabilities	529.4	528.3	520.3	476.7	546.3
Total liabilities	28,804.0	26,158.6	23,805.2	23,401.2	22,463.5
Stockholders' Equity:
Common stock and additional paid-in capital	1,306.3	1,300.3	1,311.4	1,305.5	1,310.9
Retained earnings	1,722.4	1,661.8	1,680.3	1,581.9	1,514.0
Accumulated other comprehensive income	73.7	37.5	25.0	35.6	26.4
Total stockholders' equity	3,102.4	2,999.6	3,016.7	2,923.0	2,851.3
Total liabilities and stockholders' equity	$31,906.4	$29,158.2	$26,821.9	$26,324.2	$25,314.8

Western Alliance Bancorporation and Subsidiaries
Changes in the Allowance For Credit Losses on Loans
Unaudited
	Three Months Ended
	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019
	(in thousands)
Allowance for loan losses
Balance, beginning of period	$235,329	$167,797	$165,021	$160,409	$154,987
Beginning balance adjustment from adoption of CECL	—	19,128	—	—	—
Provision for credit losses (1)	80,685	45,241	4,000	4,000	7,000
Recoveries of loans previously charged-off:
Commercial and industrial	586	1,299	744	2,549	495
Commercial real estate - non-owner occupied	(365)	1,931	4	—	53
Commercial real estate - owner occupied	3	4	5	8	386
Construction and land development	7	10	10	17	9
Residential real estate	18	12	161	131	27
Consumer	10	4	6	6	8
Total recoveries	259	3,260	930	2,711	978
Loans charged-off:
Commercial and industrial	4,795	97	2,028	1,950	2,018
Commercial real estate - non-owner occupied	885	—	—	—	—
Commercial real estate - owner occupied	43	—	—	139	—
Construction and land development	—	—	—	—	141
Residential real estate	—	—	—	9	397
Consumer	—	—	126	1	—
Total loans charged-off	5,723	97	2,154	2,099	2,556
Net loan charge-offs (recoveries)	5,464	(3,163)	1,224	(612)	1,578
Balance, end of period	$310,550	$235,329	$167,797	$165,021	$160,409

Allowance for unfunded loan commitments
Balance, beginning of period	$29,644	$8,955	$8,991	$9,188	$9,224
Beginning balance adjustment from adoption of CECL	—	15,089	—	—	—
Provision for credit losses (1)	6,648	5,600	(36)	(197)	(36)
Balance, end of period (2)	$36,292	$29,644	$8,955	$8,991	$9,188

Components of the allowance for credit losses on loans
Allowance for loan losses	$310,550	$235,329	$167,797	$165,021	$160,409
Allowance for unfunded loan commitments	36,292	29,644	8,955	8,991	9,188
Total allowance for credit losses on loans	$346,842	$264,973	$176,752	$174,012	$169,597

Net charge-offs (recoveries) to average loans - annualized	0.09%	(0.06)%	0.02%	(0.01)%	0.03%

Allowance for loan losses to funded loans	1.24%	1.02%	0.80%	0.82%	0.83%
Allowance for credit losses to funded loans	1.39	1.14	0.84	0.86	0.88
Allowance for loan losses to nonaccrual loans	222.26	271.83	299.81	327.83	309.52
Allowance for credit losses to nonaccrual loans	248.24	306.07	315.81	345.69	327.25

(1) Upon adoption of CECL on January 1, 2020, the provision for credit losses presented in the income statement has been modified to include amounts related to unfunded loan commitments and investment securities. The above tables reflect the provision for credit losses on funded and unfunded loans. The provision for credit losses on investment securities totaled $4.7 million, resulting in an ending allowance for credit losses on investment securities of $7.6 million.
(2) The allowance for unfunded loan commitments is included as part of accrued interest payable and other liabilities on the balance sheet.

Western Alliance Bancorporation and Subsidiaries
Asset Quality Metrics
Unaudited
	Three Months Ended
	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019
	(in thousands)
Nonaccrual loans	$139,721	$86,573	$55,968	$50,338	$51,825
Nonaccrual loans to funded loans	0.56%	0.37%	0.27%	0.25%	0.27%
Repossessed assets	$9,424	$10,647	$13,850	$15,483	$17,707
Nonaccrual loans and repossessed assets to total assets	0.47%	0.33%	0.26%	0.25%	0.27%

Loans past due 90 days, still accruing	$—	$—	$—	$—	$—
Loans past due 90 days and still accruing to funded loans	—%	—%	—%	—%	—%
Loans past due 30 to 89 days, still accruing	$9,267	$38,461	$14,479	$29,502	$9,681
Loans past due 30 to 89 days, still accruing to funded loans	0.04%	0.17%	0.07%	0.15%	0.05%

Special mention loans	$395,537	$104,220	$180,479	$233,835	$197,996
Special mention loans to funded loans	1.58%	0.45%	0.86%	1.16%	1.03%

Classified loans on accrual	$149,298	$149,812	$91,286	$139,576	$131,442
Classified loans on accrual to funded loans	0.60%	0.65%	0.43%	0.69%	0.68%
Classified assets	$298,493	$247,082	$171,246	$220,423	$216,000
Classified assets to total assets	0.94%	0.85%	0.64%	0.84%	0.85%

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	June 30, 2020			March 31, 2020
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)	($ in thousands)		($ in millions)	($ in thousands)
Interest earning assets
Loans:
Commercial and industrial	$12,318.3	$141,885	4.73%	9,651.1	$124,653	5.32%
CRE - non-owner occupied	5,345.0	65,609	4.95	5,238.0	68,913	5.30
CRE - owner occupied	2,273.7	27,517	4.97	2,281.3	29,191	5.24
Construction and land development	2,128.5	30,900	5.86	2,006.0	32,257	6.50
Residential real estate	2,329.4	22,970	3.97	2,158.2	20,794	3.88
Consumer	53.7	695	5.21	55.4	754	5.47
Loans held for sale	21.7	—	—	21.8	324	5.98
Total loans (1), (2), (3)	24,470.3	289,576	4.82	21,411.8	276,886	5.27
Securities:
Securities - taxable	2,781.3	16,254	2.35	2,889.2	17,247	2.40
Securities - tax-exempt	1,403.3	12,000	4.34	1,164.3	10,120	4.40
Total securities (1)	4,184.6	28,254	3.02	4,053.5	27,367	2.98
Cash and other	671.4	408	0.24	802.0	2,963	1.49
Total interest earning assets	29,326.3	318,238	4.46	26,267.3	307,216	4.80
Non-interest earning assets
Cash and due from banks	162.0			196.0
Allowance for credit losses	(271.2)			(192.7)
Bank owned life insurance	186.6			174.4
Other assets	1,221.8			1,158.9
Total assets	$30,625.5			$27,603.9
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$3,495.4	$1,565	0.18%	$3,098.5	$4,501	0.58%
Savings and money market	9,428.4	5,564	0.24	9,033.4	17,650	0.79
Certificates of deposit	2,150.5	7,876	1.47	2,346.0	10,365	1.78
Total interest-bearing deposits	15,074.3	15,005	0.40	14,477.9	32,516	0.90
Short-term borrowings	267.4	121	0.18	148.2	431	1.17
Qualifying debt	489.0	4,712	3.88	395.1	5,249	5.34
Total interest-bearing liabilities	15,830.7	19,838	0.50	15,021.2	38,196	1.02
Interest cost of funding earning assets			0.27			0.58
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	11,130.0			8,869.7
Other liabilities	608.7			643.0
Stockholders’ equity	3,056.1			3,070.0
Total liabilities and stockholders' equity	$30,625.5			$27,603.9
Net interest income and margin (4)		$298,400	4.19%		$269,020	4.22%

(1)  Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $7.0 million and $6.5 million for the three months ended June 30, 2020 and March 31, 2020, respectively.
(2) Included in the yield computation are net loan fees of $27.8 million and $15.5 million for the three months ended June 30, 2020 and March 31, 2020, respectively.
(3) Includes non-accrual loans.
(4) Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)	($ in thousands)		($ in millions)	($ in thousands)
Interest earning assets
Loans:
Commercial and industrial	$12,318.3	$141,885	4.73%	$7,895.3	$113,387	5.92%
CRE - non-owner occupied	5,345.0	65,609	4.95	4,466.2	67,510	6.08
CRE - owner occupied	2,273.7	27,517	4.97	2,253.3	29,931	5.43
Construction and land development	2,128.5	30,900	5.86	2,225.5	39,806	7.20
Residential real estate	2,329.4	22,970	3.97	1,511.8	18,794	4.99
Consumer	53.7	695	5.21	61.5	921	6.01
Loans held for sale	21.7	—	—	—	—	—
Total loans (1), (2), (3)	24,470.3	289,576	4.82	18,413.6	270,349	5.98
Securities:
Securities - taxable	2,781.3	16,254	2.35	2,757.6	19,730	2.87
Securities - tax-exempt	1,403.3	12,000	4.34	979.5	9,170	4.66
Total securities (1)	4,184.6	28,254	3.02	3,737.1	28,900	3.34
Cash and other	671.4	408	0.24	635.2	3,599	2.27
Total interest earning assets	29,326.3	318,238	4.46	22,785.9	302,848	5.44
Non-interest earning assets
Cash and due from banks	162.0			166.7
Allowance for credit losses	(271.2)			(156.4)
Bank owned life insurance	186.6			171.5
Other assets	1,221.8			1,088.8
Total assets	$30,625.5			$24,056.5
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$3,495.4	$1,565	0.18%	$2,551.2	$5,550	0.87%
Savings and money market	9,428.4	5,564	0.24	7,650.5	24,668	1.29
Certificates of deposit	2,150.5	7,876	1.47	2,271.1	11,670	2.06
Total interest-bearing deposits	15,074.3	15,005	0.40	12,472.8	41,888	1.35
Short-term borrowings	267.4	121	0.18	58.2	271	1.87
Qualifying debt	489.0	4,712	3.88	377.3	6,008	6.39
Total interest-bearing liabilities	15,830.7	19,838	0.50	12,908.3	48,167	1.50
Interest cost of funding earning assets			0.27			0.85
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	11,130.0			7,869.2
Other liabilities	608.7			480.5
Stockholders’ equity	3,056.1			2,798.5
Total liabilities and stockholders' equity	$30,625.5			$24,056.5
Net interest income and margin (4)		$298,400	4.19%		$254,681	4.59%

(1) Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $7.0 million and $6.2 million for the three months ended June 30, 2020 and 2019, respectively.
(2) Included in the yield computation are net loan fees of $27.8 million and $12.2 million for the three months ended June 30, 2020 and 2019, respectively.
(3) Includes non-accrual loans.
(4) Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Six Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)	($ in thousands)		($ in millions)	($ in thousands)
Interest earning assets
Loans:
Commercial and industrial	$10,984.7	$266,537	4.99%	$7,718.0	$222,476	5.98%
CRE - non-owner occupied	5,291.5	134,522	5.12	4,339.4	129,951	6.05
CRE - owner occupied	2,277.5	56,708	5.11	2,290.2	60,015	5.39
Construction and land development	2,067.2	63,158	6.17	2,202.0	79,509	7.30
Residential real estate	2,243.8	43,764	3.92	1,451.8	35,362	4.91
Consumer	54.5	1,449	5.35	61.9	1,854	6.04
Loans held for sale	21.8	324	2.99	—	—	—
Total loans (1), (2), (3)	22,941.0	566,462	5.03	18,063.3	529,167	6.00
Securities:
Securities - taxable	2,833.3	33,502	2.38	2,760.1	40,066	2.93
Securities - tax-exempt	1,285.8	22,119	4.36	937.8	17,968	4.81
Total securities (1)	4,119.1	55,621	3.00	3,697.9	58,034	3.40
Cash and other	736.7	3,371	0.92	543.5	6,815	2.53
Total interest earning assets	27,796.8	625,454	4.62	22,304.7	594,016	5.48
Non-interest earning assets
Cash and due from banks	179.0			164.4
Allowance for credit losses	(231.9)			(155.3)
Bank owned life insurance	180.5			171.0
Other assets	1,190.3			1,100.8
Total assets	$29,114.7			$23,585.6
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$3,296.9	$6,066	0.37%	$2,523.7	$11,133	0.89%
Savings and money market	9,230.9	23,214	0.51	7,549.1	46,675	1.25
Certificates of deposit	2,248.3	18,241	1.63	2,045.7	19,868	1.96
Total interest-bearing deposits	14,776.1	47,521	0.65	12,118.5	77,676	1.29
Short-term borrowings	207.8	552	0.53	186.3	2,210	2.39
Qualifying debt	442.0	9,961	4.53	370.2	12,113	6.60
Total interest-bearing liabilities	15,425.9	58,034	0.76	12,675.0	91,999	1.46
Interest cost of funding earning assets			0.42			0.83
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	9,999.9			7,713.3
Other liabilities	625.9			452.9
Stockholders’ equity	3,063.0			2,744.4
Total liabilities and stockholders' equity	$29,114.7			$23,585.6
Net interest income and margin (4)		$567,420	4.20%		$502,017	4.65%

(1) Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $13.4 million and $12.3 million for the six months ended June 30, 2020 and 2019, respectively.
(2) Included in the yield computation are net loan fees of $43.3 million and $24.5 million for the six months ended June 30, 2020 and 2019, respectively.
(3) Includes non-accrual loans.
(4) Net interest margin is computed by dividing net interest income by total average earning assets.

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:		Regional Segments
	Consolidated Company	Arizona	Nevada	Southern California	Northern California
At June 30, 2020:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$5,712.3	$1.6	$15.1	$2.1	$1.9
Loans, net of deferred loan fees and costs	25,029.4	4,336.7	2,688.6	2,422.7	1,747.9
Less: allowance for credit losses	(310.5)	(52.6)	(30.5)	(27.4)	(17.9)
Total loans	24,718.9	4,284.1	2,658.1	2,395.3	1,730.0
Other assets acquired through foreclosure, net	9.4	—	9.3	—	—
Goodwill and other intangible assets, net	296.9	—	23.2	—	154.2
Other assets	1,168.9	45.3	59.0	14.9	19.2
Total assets	$31,906.4	$4,331.0	$2,764.7	$2,412.3	$1,905.3
Liabilities:
Deposits	$27,544.6	$7,628.7	$4,645.7	$3,023.8	$2,726.1
Borrowings and qualifying debt	627.7	—	—	—	—
Other liabilities	631.7	33.1	17.9	7.2	18.6
Total liabilities	28,804.0	7,661.8	4,663.6	3,031.0	2,744.7
Allocated equity:	3,102.4	545.8	345.8	275.3	356.9
Total liabilities and stockholders' equity	$31,906.4	$8,207.6	$5,009.4	$3,306.3	$3,101.6
Excess funds provided (used)	—	3,876.6	2,244.7	894.0	1,196.3

No. of offices	47	10	16	9	3
No. of full-time equivalent employees	1,851	108	92	121	113

Income Statement:

Three Months Ended June 30, 2020:	(in thousands)
Net interest income	$298,400	$80,804	$49,555	$36,302	$31,107
Provision for (recovery of) credit losses	92,000	30,222	12,782	15,288	6,528
Net interest income after provision for credit losses	206,400	50,582	36,773	21,014	24,579
Non-interest income	21,270	1,487	2,146	890	1,678
Non-interest expense	(114,799)	(17,159)	(13,514)	(13,762)	(11,907)
Income (loss) before income taxes	112,871	34,910	25,405	8,142	14,350
Income tax expense (benefit)	19,599	8,728	5,335	2,280	4,018
Net income	$93,272	$26,182	$20,070	$5,862	$10,332

Six Months Ended June 30, 2020:	(in thousands)
Net interest income	$567,420	$146,209	$92,703	$68,692	$56,992
Provision for (recovery of) credit losses	143,176	36,793	16,467	18,537	10,823
Net interest income after provision for credit losses	424,244	109,416	76,236	50,155	46,169
Non-interest income	26,379	3,172	4,964	2,083	4,069
Non-interest expense	(235,280)	(41,030)	(28,614)	(29,196)	(25,575)
Income (loss) before income taxes	215,343	71,558	52,586	23,042	24,663
Income tax expense (benefit)	38,107	17,760	10,984	6,311	6,863
Net income	$177,236	$53,798	$41,602	$16,731	$17,800

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:	National Business Lines
	HOA Services	Public & Nonprofit Finance	Technology & Innovation	Hotel Franchise Finance	Other NBLs	Corporate & Other
At June 30, 2020:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$—	$—	$—	$—	$32.0	$5,659.6
Loans, net of deferred loan fees and costs	274.0	1,685.5	2,206.7	2,043.6	7,623.3	0.4
Less: allowance for credit losses	(2.5)	(17.1)	(57.2)	(39.1)	(66.2)	—
Total loans	271.5	1,668.4	2,149.5	2,004.5	7,557.1	0.4
Other assets acquired through foreclosure, net	—	—	—	—	0.1	—
Goodwill and other intangible assets, net	—	—	119.4	0.1	—	—
Other assets	5.7	18.3	8.7	16.6	89.3	891.9
Total assets	$277.2	$1,686.7	$2,277.6	$2,021.2	$7,678.5	$6,551.9
Liabilities:
Deposits	$3,675.1	$0.1	$4,416.5	$—	$67.2	$1,361.4
Borrowings and qualifying debt	—	—	—	—	—	627.7
Other liabilities	(0.9)	100.6	5.1	0.2	20.2	429.7
Total liabilities	3,674.2	100.7	4,421.6	0.2	87.4	2,418.8
Allocated equity:	98.2	135.2	384.7	166.7	624.3	169.5
Total liabilities and stockholders' equity	$3,772.4	$235.9	$4,806.3	$166.9	$711.7	$2,588.3
Excess funds provided (used)	3,495.2	(1,450.8)	2,528.7	(1,854.3)	(6,966.8)	(3,963.6)

No. of offices	1	1	9	1	4	(7)
No. of full-time equivalent employees	77	11	74	16	80	1,159

Income Statement:

Three Months Ended June 30, 2020:	(in thousands)
Net interest income	$22,673	$1,640	$47,749	$13,428	$44,087	$(28,945)
Provision for (recovery of) credit losses	(2,769)	834	16,236	19,502	(11,315)	4,692
Net interest income after provision for credit losses	25,442	806	31,513	(6,074)	55,402	(33,637)
Non-interest income	91	—	3,146	—	569	11,263
Non-interest expense	(9,371)	(1,537)	(11,383)	(2,322)	(11,441)	(22,403)
Income (loss) before income taxes	16,162	(731)	23,276	(8,396)	44,530	(44,777)
Income tax expense (benefit)	3,717	(168)	5,354	(1,931)	10,242	(17,976)
Net income	$12,445	$(563)	$17,922	$(6,465)	$34,288	$(26,801)

Six Months Ended June 30, 2020:	(in thousands)
Net interest income	$45,556	$3,551	$89,423	$26,905	$81,515	$(44,126)
Provision for (recovery of) credit losses	(2,060)	(227)	34,519	25,331	(2,032)	5,025
Net interest income after provision for credit losses	47,616	3,778	54,904	1,574	83,547	(49,151)
Non-interest income	216	—	6,121	—	1,183	4,571
Non-interest expense	(20,069)	(3,390)	(24,658)	(4,757)	(23,339)	(34,652)
Income (loss) before income taxes	27,763	388	36,367	(3,183)	61,391	(79,232)
Income tax expense (benefit)	6,472	312	8,270	(887)	13,912	(31,890)
Net income	$21,291	$76	$28,097	$(2,296)	$47,479	$(47,342)

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:		Regional Segments
	Consolidated Company	Arizona	Nevada	Southern California	Northern California
At December 31, 2019:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$4,471.2	$1.8	$9.0	$2.3	$2.2
Loans, net of deferred loan fees and costs	21,123.3	3,847.9	2,252.5	2,253.9	1,311.2
Less: allowance for credit losses	(167.8)	(31.6)	(18.0)	(18.3)	(9.7)
Total loans	20,955.5	3,816.3	2,234.5	2,235.6	1,301.5
Other assets acquired through foreclosure, net	13.9	—	13.0	0.9	—
Goodwill and other intangible assets, net	297.6	—	23.2	—	154.6
Other assets	1,083.7	48.6	59.4	15.0	19.8
Total assets	$26,821.9	$3,866.7	$2,339.1	$2,253.8	$1,478.1
Liabilities:
Deposits	$22,796.5	$5,384.7	$4,350.1	$2,585.3	$2,373.6
Borrowings and qualifying debt	393.6	—	—	—	—
Other liabilities	615.1	17.8	11.9	1.2	15.9
Total liabilities	23,805.2	5,402.5	4,362.0	2,586.5	2,389.5
Allocated equity:	3,016.7	453.6	301.0	253.3	312.5
Total liabilities and stockholders' equity	$26,821.9	$5,856.1	$4,663.0	$2,839.8	$2,702.0
Excess funds provided (used)	—	1,989.4	2,323.9	586.0	1,223.9

No. of offices	47	10	16	9	3
No. of full-time equivalent employees	1,835	108	89	120	112

Income Statements:

Three Months Ended June 30, 2019:	(in thousands)
Net interest income	$254,681	$59,719	$39,528	$31,644	$23,996
Provision for (recovery of) credit losses	6,964	1,443	(305)	67	(152)
Net interest income (expense) after provision for credit losses	247,717	58,276	39,833	31,577	24,148
Non-interest income	14,218	1,707	2,677	974	2,162
Non-interest expense	(114,249)	(22,693)	(14,107)	(15,122)	(12,549)
Income (loss) before income taxes	147,686	37,290	28,403	17,429	13,761
Income tax expense (benefit)	24,750	9,322	5,965	4,880	3,853
Net income	$122,936	$27,968	$22,438	$12,549	$9,908

No. of offices	47	10	16	9	3
No. of full-time equivalent employees	1,806	103	89	117	118

Six Months Ended June 30, 2019:	(in thousands)
Net interest income	$502,017	$114,945	$78,626	$62,120	$47,029
Provision for (recovery of) credit losses	11,500	1,604	228	800	(871)
Net interest income (expense) after provision for credit losses	490,517	113,341	78,398	61,320	47,900
Non-interest income	29,628	3,229	5,250	1,975	4,382
Non-interest expense	(226,127)	(44,943)	(29,888)	(29,704)	(26,040)
Income (loss) before income taxes	294,018	71,627	53,760	33,591	26,242
Income tax expense (benefit)	50,286	17,907	11,289	9,406	7,348
Net income	$243,732	$53,720	$42,471	$24,185	$18,894

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:	National Business Lines
	HOA Services	Public & Nonprofit Finance	Technology & Innovation	Hotel Franchise Finance	Other NBLs	Corporate & Other
At December 31, 2019:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$—	$—	$—	$—	$10.1	$4,445.8
Loans, net of deferred loan fees and costs	237.2	1,635.6	1,552.0	1,930.8	6,098.7	3.5
Less: allowance for credit losses	(2.0)	(13.7)	(12.6)	(12.6)	(49.3)	—
Total loans	235.2	1,621.9	1,539.4	1,918.2	6,049.4	3.5
Other assets acquired through foreclosure, net	—	—	—	—	—	—
Goodwill and other intangible assets, net	—	—	119.7	0.1	—	—
Other assets	1.2	18.3	7.3	8.8	64.3	841.0
Total assets	$236.4	$1,640.2	$1,666.4	$1,927.1	$6,123.8	$5,290.3
Liabilities:
Deposits	$3,210.1	$0.1	$3,771.5	$—	$36.9	$1,084.2
Borrowings and qualifying debt	—	—	—	—	—	393.6
Other liabilities	1.8	52.9	0.1	—	2.8	510.7
Total liabilities	3,211.9	53.0	3,771.6	—	39.7	1,988.5
Allocated equity:	84.5	131.6	317.5	158.5	494.3	509.9
Total liabilities and stockholders' equity	$3,296.4	$184.6	$4,089.1	$158.5	$534.0	$2,498.4
Excess funds provided (used)	3,060.0	(1,455.6)	2,422.7	(1,768.6)	(5,589.8)	(2,791.9)

No. of offices	1	1	9	1	4	(7)
No. of full-time equivalent employees	75	12	76	16	75	1,152

Income Statement:

Three Months Ended June 30, 2019:	(in thousands)
Net interest income	$21,905	$3,461	$28,536	$13,490	$29,586	$2,816
Provision for (recovery of) credit losses	(7)	96	2,657	832	2,369	(36)
Net interest income (expense) after provision for credit losses	21,912	3,365	25,879	12,658	27,217	2,852
Non-interest income	88	—	2,163	—	1,549	2,898
Non-interest expense	(9,549)	(1,931)	(10,015)	(2,162)	(11,073)	(15,048)
Income (loss) before income taxes	12,451	1,434	18,027	10,496	17,693	(9,298)
Income tax expense (benefit)	2,864	330	4,146	2,414	4,069	(13,093)
Net income	$9,587	$1,104	$13,881	$8,082	$13,624	$3,795

No. of offices	1	1	9	1	4	(7)
No. of full-time equivalent employees	69	13	72	16	68	1,141

Six Months Ended June 30, 2019:	(in thousands)
Net interest income	$42,546	$6,884	$57,939	$26,434	$55,277	$10,217
Provision for (recovery of) credit losses	(33)	55	1,739	1,631	5,347	1,000
Net interest income (expense) after provision for credit losses	42,579	6,829	56,200	24,803	49,930	9,217
Non-interest income	184	—	5,525	—	2,207	6,876
Non-interest expense	(18,008)	(3,838)	(21,903)	(4,560)	(20,409)	(26,834)
Income (loss) before income taxes	24,755	2,991	39,822	20,243	31,728	(10,741)
Income tax expense (benefit)	5,694	688	9,159	4,656	7,297	(23,158)
Net income	$19,061	$2,303	$30,663	$15,587	$24,431	$12,417

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Unaudited

Operating Pre-Provision Net Revenue by Quarter:
	Three Months Ended
	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019
	(in thousands)
Total non-interest income	$21,270	$5,109	$16,027	$19,441	$14,218
Less:
Gain (loss) on sales of investment securities, net	158	72	—	3,152	—
Fair value gain (loss) adjustments on assets measured at fair value, net	4,432	(11,300)	491	222	1,572
Bank owned life insurance enhancement	5,607	—	—	—	—
Total operating non-interest income (1)	11,073	16,337	15,536	16,067	12,646
Plus: net interest income	298,400	269,020	271,973	266,422	254,681
Net operating revenue (1)	$309,473	$285,357	$287,509	$282,489	$267,327

Total non-interest expense	$114,799	$120,481	$129,735	$126,152	$114,249
Less:
Net (gain) loss on sales and valuations of repossessed and other assets	(6)	(1,452)	962	3,379	(620)
Total operating non-interest expense (1)	$114,805	$121,933	$128,773	$122,773	$114,869

Operating pre-provision net revenue (2), (3)	$194,668	$163,424	$158,736	$159,716	$152,458

Plus:
Non-operating revenue adjustments	10,197	(11,228)	491	3,374	1,572
Less:
Provision for credit losses	92,000	51,176	3,964	3,803	6,964
Non-operating expense adjustments	(6)	(1,452)	962	3,379	(620)
Income tax expense	19,599	18,508	26,236	28,533	24,750
Net income	$93,272	$83,964	$128,065	$127,375	$122,936

(1), (2) See Non-GAAP Financial Measures footnotes on page 22.
(3) Pre-Provision Net Revenue is a non-GAAP financial metric that excludes the impact of the provision for credit losses and is calculated as net revenue less non-interest    expense.

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Unaudited

Operating Efficiency Ratio by Quarter:
	Three Months Ended
	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019
	(in thousands)
Total operating non-interest expense	$114,805	$121,933	$128,773	$122,773	$114,869
Divided by:
Total net interest income	298,400	269,020	271,973	266,422	254,681
Plus:
Tax equivalent interest adjustment	6,997	6,453	6,359	6,423	6,218
Operating non-interest income	11,073	16,337	15,536	16,067	12,646
	$316,470	$291,810	$293,868	$288,912	$273,545
Operating efficiency ratio - tax equivalent basis (3)	36.3%	41.8%	43.8%	42.5%	42.0%

Tangible Common Equity:
	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019
	(dollars and shares in thousands)
Total stockholders' equity	$3,102,414	$2,999,633	$3,016,748	$2,923,063	$2,851,264
Less: goodwill and intangible assets	296,860	297,234	297,607	297,994	298,381
Total tangible common equity	2,805,554	2,702,399	2,719,141	2,625,069	2,552,883
Plus: deferred tax - attributed to intangible assets	1,796	1,861	1,921	2,005	2,105
Total tangible common equity, net of tax	$2,807,350	$2,704,260	$2,721,062	$2,627,074	$2,554,988
Total assets	$31,906,396	$29,158,227	$26,821,948	$26,324,245	$25,314,785
Less: goodwill and intangible assets, net	296,860	297,234	297,607	297,994	298,381
Tangible assets	31,609,536	28,860,993	26,524,341	26,026,251	25,016,404
Plus: deferred tax - attributed to intangible assets	1,796	1,861	1,921	2,005	2,105
Total tangible assets, net of tax	$31,611,332	$28,862,854	$26,526,262	$26,028,256	$25,018,509
Tangible common equity ratio (4)	8.9%	9.4%	10.3%	10.1%	10.2%
Common shares outstanding	100,849	101,153	102,524	102,639	103,654
Tangible book value per share, net of tax (5)	$27.84	$26.73	$26.54	$25.60	$24.65

(3), (4), (5) See Non-GAAP Financial Measures footnotes.

Non-GAAP Financial Measures Footnotes

(1)	We believe these non-GAAP measurements provide a useful indication of the cash generating capacity of the Company.
(2)	We believe this non-GAAP measurement is a key indicator of the earnings power of the Company.
(3)	We believe this non-GAAP ratio provides a useful metric to measure the operating efficiency of the Company.
(4)	We believe this non-GAAP ratio provides an important metric with which to analyze and evaluate financial condition and capital strength.
(5)	We believe this non-GAAP measurement improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.
CONTACT:
Western Alliance Bancorporation
Dale Gibbons, 602-952-5476